Exhibit 10.4

FORM OF LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”), dated as of May 10, 2021 (the “Effective Date”), is entered into by and between C-Bond Systems, Inc., a Colorado corporation having its principal place of business, as of the Effective Date, at 6035 South Loop East, Houston, Texas 77033 (“Borrower”), and [      ] of [      ] (“Lender”).

RECITALS:

WHEREAS, Lender has agreed to provide to Borrower a secured loan in the principal amount of Five Hundred Thousand Dollars ($500,000.00) (the “Loan”) on the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration of the foregoing premises, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by Borrower and Lender, the parties hereto agree as follows:

I. LOAN; PAYMENTS.

1.1. Loan. Subject to the terms and conditions of this Agreement, Lender hereby agrees to lend to Borrower, and Borrower hereby agrees to borrow from Lender, the Loan in the principal amount of $500,000.00 against the issuance and delivery by Borrower of the Secured Promissory Note in the form attached hereto as Exhibit A and incorporated herein (the “Note”). The proceeds of the Loan shall be used by Borrower for general working capital purposes.

1.2. Other Loan Terms. All costs, fees or other amounts (other than interest) chargeable to Borrower by Lender under this Agreement, the Note or any other instruments, documents or agreements executed or delivered in connection herewith (collectively, the “Loan Documents”) shall be added to the outstanding principal amount of the Note on the date such sums are incurred or on the date they become due and owing from Borrower, whichever is later. Upon the occurrence of an Event of Default (as defined herein), all amounts then outstanding on the Note (including principal and interest) shall bear interest at the rate of eighteen percent (18%) per annum, compounded annually until the Event of Default is cured.

II. COLLATERAL AND SECURITY INTEREST

2.1. Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, Borrower hereby grants to and creates in favor of Lender a lien and continuing security interest in all of Borrower’s right, title and interest in, to and under the following, wherever located and whether now owned or at any time hereafter acquired by Borrower or in which Borrower now has or at any time in the future may acquire any right, title or interest (collectively, the“Collateral”): (i) all fixtures and personal property of every kind and nature including without limitation all accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment, fixtures, general intangibles, goods, instruments (including promissory notes), intellectual property (including, without limitation, patents, patent applications, copyrights, trademarks and trade secrets), inventory, investment property, leases, letter-of-credit rights and letters-of-credit, money, software, supporting obligations, identified claims, contract rights, payment intangibles, license rights, distribution rights, and rights to sue for infringement of general intangible or intellectual property rights, (ii) all books and records pertaining to any of the foregoing, (iii) all proceeds and products of any of the foregoing and all insurance of the foregoing and proceeds thereof, and (iv) accessions and additions to, and substitutions and replacements of, any and all of the foregoing. The term “Obligations” means all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money) now existing or hereafter arising under or pursuant to the terms of the Loan Documents, including, without limitation, all principal, interest, fees, charges, expenses, attorneys’ fees and costs chargeable to and payable by Borrower hereunder or thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

All capitalized terms used in this Section 2.1 which are defined in the Uniform Commercial Code of the State of Texas as in effect from time to time (the “UCC”) shall have the same meanings herein as such terms are defined in the UCC. The parties hereto agree that this Agreement constitutes a security agreement under the UCC.

2.2. Filing Authorization. Immediately upon execution and delivery of this Agreement, Lender may take all steps necessary to perfect and evidence the perfection of the security interest granted herein. Borrower authorizes Lender to file in any relevant jurisdiction one or more UCC-1 financing statements or continuation statements, and amendments thereto, relative to any part of the Collateral without the signature of Borrower where permitted by applicable law. In addition, Borrower authorizes Lender to file with the United States Patent and Trademark Office (and any successor office and any similar office in any state of the United States or in any other country) this Agreement or an appropriate patent assignment or other documents for the purpose of perfecting, confirming, continuing, enforcing and protecting the security interest granted by the Grantor hereunder, without the signature of Borrower where permitted by law.

2.3. Perfection and Priority. Upon the filing of a UCC-1 financing statement in the appropriate filing office, the security interest granted pursuant to this Agreement shall constitute a valid perfected security interest in all of the Collateral in favor of Lender as collateral security for the Obligations to the extent that a security interest in the Collateral can be perfected by such filing. The security interest granted herein shall be senior to all other security interests granted by Borrower subsequent to the Effective Date and all security interests granted by Borrower prior to the Effective Date except for the security interest granted pursuant to that certain Revolving Credit Facility Loan and Security Agreement, dated November 14, 2018, between Borrower and BOCO Investments, LLC (the “Prior Loan Agreement”) and except for Permitted Liens for which priority is accorded under applicable law. As used in this Agreement, “Permitted Liens” means (i) any pledge, lien, mortgage, hypothecation, security interest, charge, option, or other encumbrance whatsoever (collectively, “Liens”) in favor of Lender or in favor of the lender under the Prior Loan Agreement, (ii) statutory Liens created by operation of applicable law, including liens of landlords, carriers, warehousemen, mechanics, materialmen or suppliers securing obligations that are not overdue or that are being contested in good faith by appropriate proceedings, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws and in connection with leases or trade contracts, (iv) Liens arising in the ordinary course of business and securing obligations that are not overdue or that are being contested in good faith by appropriate proceedings, and (v) Liens for taxes and government charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings by Borrower, provided that adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP.

2.4. Lender Appointed Attorney-in-Fact. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact, with full authority in the name, place, and stead of Borrower, effective upon the occurrence and during the continuance of an Event of Default, to take any action and to execute any document which Lender may deem, in its discretion, necessary or advisable to enable Lender to protect its interests in the Collateral and to exercise and enforce its rights and remedies under this Section 2 or Section 5.2.

2.5. Exculpation of Liability. Nothing herein contained shall be construed to constitute Lender as Borrower’s agent for any purpose whatsoever, nor shall Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral regardless of the cause thereof.

III. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

3.1. Organization. Borrower is a corporation duly formed and validly existing under the laws of the jurisdiction of its formation. Borrower has the requisite corporate power to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Borrower is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Borrower or its business.

3.2. Authority. Borrower has the requisite corporate power and authority to enter into each of the Loan Documents to which it is, or will be, a party and to consummate the transactions contemplated hereby and thereby, all of which have been duly authorized by all necessary corporate action of Borrower. Assuming the due authorization, execution and delivery of the Loan Documents by Lender, such Loan Documents that Borrower is a party to constitute (or when executed and delivered by Borrower will constitute) legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in equity or at law).

3.3. Consents; Approvals. All authorizations, consents, approvals, registrations, exemptions, and licenses with or from any government, agency, regulatory, judicial or administrative body or entity (a “Governmental Authority”) or any third party which are necessary for the execution and delivery of the Loan Documents to which Borrower is a party, and the performance thereby of its obligations thereunder, have been obtained and are in full force and effect.

3.4. No Conflicts. Neither the entering into this Agreement or any other Loan Document to which it is a party, nor the compliance with any of their respective terms by Borrower, conflicts with, violates or results in a breach of any of the terms, conditions or provisions of, or constitutes a default or event of default (however described) or requires any consent under, any indenture, mortgage, agreement or other material instrument or arrangement to which Borrower is a party or by which it is bound, or violates any judgment, decree, award, order, or any statute, rule, or regulation applicable to it.

3.5. No Proceedings. There is no action, claim, suit, proceeding or investigation pending or, to the knowledge of Borrower, threatened against Borrower before any court or arbitrator or before or by any Governmental Authority that questions the validity of this Agreement or the other Loan Documents or which questions the right of Borrower to enter into any of such agreements or to consummate the transactions contemplated hereby or thereby, or which would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the business, assets, liabilities, operations or condition of Borrower, financially or otherwise, or any change in the current equity ownership of Borrower, nor is Borrower aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or, to the knowledge of Borrower, threatened (or any basis therefor known by Borrower) involving the prior employment of any of Borrower’s employees, their use in connection with Borrower’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Borrower is not a party to, or to its knowledge subject to, the provisions of any order, writ, injunction, judgment or decree of any arbitrator, court of other Governmental Authority. There is no action, suit, proceeding or investigation by Borrower currently pending or which Borrower intends to initiate.

3.6. Title to Assets. Except as disclosed in Borrower’s filings with the Securities and Exchange Commission and publicly available on the EDGAR system (“SEC filings”), Borrower has good and marketable title to, or valid leasehold interests in, its properties and assets, in each case free and clear of any Liens other than Permitted Liens. Borrower is the sole legal and beneficial owner of its right, title, and interest in and to the Collateral, free and clear of any Liens other than Permitted Liens.

3.7. Solvency. Borrower (a) is capable of paying its debts as they come due and is able to pay and has not admitted an inability to pay its debts as they come due, (b) is not bankrupt, and (c) has not taken action, and no such action has been taken by a third party, for the winding up, dissolution, or liquidation or similar judicial proceeding or for the appointment of a liquidator, custodian, receiver, or other similar officer for Borrower or any of its material property or assets.

3.8. Taxes. Borrower has filed all federal, state, and local tax returns required to be filed, including all income, franchise, employment, property, and sales tax returns, and has paid all of its liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. Borrower has no knowledge of any pending investigation of Borrower by any taxing authority or of any pending but unassessed tax liability of Borrower.

3.9. Compliance with Laws; Permits. Borrower is not in violation of any law, rule, regulation, order, or decree of any Governmental Authority, court, or arbitrator which violation could materially and adversely affect the business, assets, liabilities, operations or condition of Borrower, financially or otherwise. Borrower has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted the lack of which could materially and adversely affect the business, assets, liabilities, operations or condition of Borrower, financially or otherwise.

3.10. Financial Statements. Except as disclosed in the SEC filings, Borrower has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business and (b) obligations under contracts and commitments incurred in the ordinary course of business, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of Borrower.

3.11. Intellectual Property. Schedule 1 attached hereto contains a true, complete, and current listing of all patents, trademarks, copyrights, and other intellectual property rights (including all registrations and applications therefor) owned by Borrower or its subsidiaries as of the Effective Date that are registered with any Governmental Authority.

IV. COVENANTS.

4.1. Affirmative Covenants. Until payment in full of the Obligations, unless otherwise agreed to in writing by Lender, Borrower shall:

(a) (i) maintain its existence and qualify and remain qualified to conduct business as currently conducted; and (ii) maintain all approvals necessary for the Loan Documents to which it is a party and the transactions contemplated therein;

(b) provide for all maintenance, repairs and replacements to the Collateral in accordance with standard maintenance and repair procedures and upon request will promptly make available to Lender copies of all repairs, maintenance and test reports;

(c) comply in all material respects with all applicable laws, rules, regulations, orders or decrees of any Governmental Authority, court or arbitrator;

(d) take all action reasonably necessary to permit Lender’s or its designated representatives the right (i) to visit the premises of Borrower and its facilities during normal working hours and on working days and to inspect the corporate, financial and operating records, and make abstracts therefrom, and (ii) to discuss Borrower’s affairs, finances and accounts with its officers and independent public accountants at mutually convenient times and dates;

(e) promptly notify Lender in writing if Borrower has, or believes it may have, a Commercial Tort Claim, which notice shall include a summary description of such claim;

(f) appear in and defend any action or proceeding which may affect its title to Lender’s interest in the Collateral;

(g) maintain proper books of record and account in which full, true, and correct entries in conformity with generally accepted accounting principles (“GAAP”) shall be made of all dealings and transactions in relation to Borrower’s business and activities;

(h) pay and discharge when due all taxes, assessments and charges assessed upon Borrower or the Collateral, unless and only to the extent that (i) such taxes shall be contested in good faith and by appropriate proceedings by Borrower, and (ii) reserves (which are adequate under GAAP) are maintained by Borrower with respect thereto;

(i) timely file and pay all maintenance fees for patents and renewal fees for trademarks and promptly notify Lender in writing of any infringement litigation in connection with any of the intellectual property;

(j) promptly notify Lender in writing of all newly acquired or created intellectual property (including, without limitation, any patent applications submitted, and any patents granted, after the Effective Date), and submit to Lender a supplement to Schedule 1 to reflect such additional rights (provided that Borrower’s failure to do so shall not impair Lender’s security interest therein and provided further that such notice to be considered timely if given on the same Business Day (as defined herein) the patent application in question is submitted or that Borrower receives notice that the patent in question is granted);

(k) promptly notify Lender of the occurrence of any of the following (i) an Event of Default, (ii) any event of which Borrower is or becomes aware that, upon the giving of notice or lapse of time, or both, would constitute an Event of Default under any of the Loan Documents, (iii) the commencement of any litigation or proceedings against, or, to the knowledge of Borrower, threatened against, Borrower, and (iv) any other development in the business or affairs of Borrower if the effect thereof is reasonably expected to have a material adverse effect on Borrower or its business or assets or the ability of Borrower to perform its obligations under any Loan Document to which Borrower is a party;

(l) at its own expense at all times keep all insurable Collateral insured against loss by damage, fire, theft and other extended coverage and, at the request of Lender, cause Lender to be named as an additional insured on all insurance policies insuring any of the Collateral against risk of loss or non-payment and deliver to Lender certificates of insurance naming Lender as an additional insured;

(m) upon Lender’s request, furnish Lender with quarterly profit and loss statements and balance sheets for Borrower and its consolidated subsidiaries within forty-five (45) days after the end of the applicable quarter and annual profit and loss statements and balance sheets for Borrower and its consolidated subsidiaries, reviewed by Borrower’s independent public accountants, within ninety (90) days after the end of Borrower’s fiscal year;

(n) promptly provide to Lender such additional business, financial, corporate affairs, and other information as Lender may from time to time reasonably request; and

(o) execute and deliver to Lender, upon request, such documents and do such acts and things as Lender may from time to time reasonably request to provide for, perfect, or protect Lender’s Lien on the Collateral and otherwise to carry out the purposes, terms, or conditions of the Loan Documents.

4.2. Negative Covenants. Until payment in full of the Obligations, unless otherwise agreed to in writing by Lender, Borrower will not:

(a) consummate any (i) merger, consolidation or business combination of Borrower with or into any other Person in which Borrower is not the survivor, (ii) transaction in which more than 50% of the voting power of Borrower is disposed of or transferred, or (iii) sale, transfer, lease or exchange of all or substantially all of its assets;

(b) liquidate or dissolve;

(c) (i) change its name as it appears in official filings in the state of its organization, (ii) change its chief executive office, principal place of business, or mailing address, (iii) change the type of entity that it is, (iv) change its organization identification number, if any, issued by its state of organization, or (v) change its state of organization;

(d) make any material change to the scope or nature of its business as conducted on the date hereof;

(e) lend money, give credit or make advances to any individual, joint venture, corporation, limited liability company, partnership, association, trust or other entity (a “Person”), including, without limitation, officers, directors, employees, subsidiaries and affiliates of Borrower, except loans, credits or advances made in the ordinary course of business in connection with Borrower’s sales to third party customers;

(f) assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection;

(g) grant any Liens other than Permitted Liens;

(h) sell, transfer, lease, assign, exchange or dispose of any Collateral, except sales of Inventory in the ordinary course of business; or

(i) issue any equity interests or rights to purchase equity interests in Borrower (other than pursuant to an approved employee equity plan).

V. EVENTS OF DEFAULT; REMEDIES.

5.1. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Borrower shall have failed to pay to Lender the entire principal amount of and accrued interest on the Loan when due, whether at stated maturity, by acceleration, or otherwise;

(b) Borrower shall have failed to pay to Lender, when due, any other amounts that have become payable to Lender under this Agreement or the other Loan Documents and such failure continues uncured for five (5) days after the delivery of written notice thereof from Lender which identifies, with reasonable specificity, the nature of those amounts and the provisions of this Agreement which impose on Borrower the obligation to pay or reimburse Lender therefor;

(c) Borrower shall have defaulted or failed to comply with the due observance or performance of any of its other obligations contained in this Agreement or in any of the other Loan Documents;

(d) Any representation or warranty of Borrower made in this Agreement or any other Loan Document shall be found to have been incorrect, false or misleading in any material respect as of the date it was made;

(e) Borrower shall have defaulted under or failed to make any payment when due, whether at stated maturity, by acceleration, or otherwise, under any outstanding indebtedness for borrowed money (other than the Loan) of Borrower and any such failure shall have continued beyond any applicable grace period or any other event shall have occurred permitting the acceleration of such indebtedness;

(f) A judgment has been entered against Borrower which exceeds Ten Thousand Dollars ($10,000), and any such judgment remains unpaid, unstayed, undischarged, unbonded, or undismissed for a period of ten (10) days from the date of entry thereof;

(g) Any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against the Collateral, and such judgment writ, or similar process shall not be released, stayed, vacated or other dismissed within ten (10) days after issue or levy;

(h) This Agreement or any other of the Loan Documents (or any component thereof relating to payment obligations, enforcement rights, or other material rights or other material obligations) is or shall have been held, by a court of competent jurisdiction to be invalid, illegal, or unenforceable, and such holding has not been reversed or stayed within a period of ten (10) days thereafter;

(i) Borrower shall (i) apply for, consent to, or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(j) Any provision of any Loan Document shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Lender, or Borrower challenges the validity of or its liability under any Loan Document;

(k) Any cessation of operations by Borrower;

(l) Borrower’s failure to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future);

(m) Lender in good faith believes itself insecure; or

(n) Borrower otherwise takes any action which threatens Lender’s security for the Loan or threatens Borrower’s ability to repay the same.

5.2. Rights and Remedies. When an Event of Default occurs and for so long as such Event of Default is continuing, Lender may in its discretion do any one or more of the following from time to time: (a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence presentment, demand, protest, or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by applicable law (but if an Event of Default described in Section 5.1(i) of this Agreement occurs, all Obligations are automatically and immediately due and payable without any action by Lender) and (b) exercise any other rights and remedies available to Lender under the Loan Documents or at law or equity, including the rights and remedies of a secured party under the UCC (including but not limited to directing account debtors to make payment directly to Lender, settling, compromising or adjusting any of the Collateral (the same to be binding on Borrower), commencing, prosecuting and defending, as the case may be, any proceeding to collect or protect any or all of the Collateral, or any other proceeding with respect to any of the Collateral and selling any of the Collateral at private or public sale on such terms as Lender deems appropriate.) Upon request of Lender, Borrower will immediately deliver and endorse or cause to be delivered and endorsed, to Lender or in accordance with Lender’s instruction, any of the Collateral. Any proceeds of any disposition of all or any part of the Collateral may be applied by Lender toward payment of such of the Obligations, and in such order of application, as Lender may from time to time elect. The remedies set forth herein shall be cumulative and not alternative and, upon the occurrence of an Event of Default, Lender may pursue any and all remedies available to it under the Loan Documents, at law, in equity or otherwise.

5.3. Setoff. At any time during an Event of Default, Lender is authorized, to the fullest extent permitted by applicable law, to set off and apply any and all deposits at any time held and other obligations at any time owing by Lender to or for the credit of the account of Borrower against the Obligations, whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured.  The rights of Lender under this Section are in addition to other rights and remedies (including other rights of offset) that Lender may have.

5.4. Waiver; Deficiency. To the extent permitted by applicable law, Borrower waives and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the UCC.   Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations, in full and the fees and disbursements of any attorneys employed by Lender to collect such deficiency.

VI. MISCELLANEOUS.

6.1. Governing Law. This Agreement and the other Loan Documents, and all matters arising hereunder or thereunder or related hereto or thereto, shall be governed by and construed under the laws of the State of Texas, as applied to agreements among Texas residents made and to be performed entirely within the State of Texas, without giving effect to conflicts of laws principles that would result in the application of any law other than Texas law.

6.2. Jurisdiction and Venue. In respect of any action or proceeding arising out of or related to any Loan Document, each of the parties hereto consents to the jurisdiction and venue of any federal or state court located within the State of Texas and County of Dallas, waives personal service of any and all process upon such party, consents that all such service and process may be made by first class registered or certified mail, postage prepaid, return receipt requested, directed to such party at the address specified pursuant to Section 6.8, agrees that service so made shall be deemed to be completed upon actual receipt thereof, and waives any objection to jurisdiction or venue of, and waives any motion to transfer venue from, any of the aforesaid courts.

6.3. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or any other Loan Document.

6.4. Entire Understanding. This Agreement and the other Loan Documents contain the sole and entire agreement between Lender and Borrower superseding all prior discussions, negotiations, representations and agreements relating thereto, and, except as hereinafter provided, shall not be modified or amended, nor shall any requirement set forth herein be waived, except by a written instrument signed by duly authorized officers or employees of Lender and Borrower. Prior course of dealing, trade usage, and/or oral agreements, to the extent they would modify, add to, or detract from the provisions hereof, shall not be binding on Lender, and Borrower hereby expressly waives them.

6.5. Survival. All representations, warranties, covenants, and agreements contained herein shall survive until all Obligations are indefeasibly paid and performed in full.

6.6. Expenses. Borrower agrees to pay immediately upon demand (a) all fees (including without limitation, legal fees and expenses), costs, and other expenses of Lender incurred in connection with collection of the Obligations, the maintenance or preservation of the security interest in the Collateral, the sale, disposition, or other realization on the Collateral, or the enforcement of Lender’s rights hereunder or under any other Loan Document, (b) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (c) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document, and (d) all fees (including without limitation, legal fees and expenses), costs, and other expenses of Lender incurred in connection with the prosecution or defense of any action in any way related to this Agreement or any other Loan Document, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any insolvency proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other Person) relating to Borrower or any other Person.

6.7. Transaction Fees and Expenses. Borrower shall pay on the Effective Date, the reasonable legal and due diligence fees and expenses of counsel to Lender. If the amount of such costs and fees is not yet known as of the Effective Date (i.e., if Lender has not yet received a final bill for the same), such costs and fees shall be payable upon demand in the same fashion set forth in Section 6.6.

6.8. Notice. All notices, requests, demands and other communications permitted or required in the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation with delivery confirmation, or (d) sent as electronic mail, in each delivered or sent to the party to whom notice is being given to the business address or email address set forth below or, as to each party, at such other business address or email address as it may hereafter designate in writing to the other party pursuant to the terms of this Section 6.8. All such notices, requests, demands and other communications shall be deemed communicated or given on (i) the date received if personally delivered, (ii) five (5) Business Days after deposit in the mail if delivered by mail, (iii) the date delivered if delivered by overnight courier with delivery confirmation, or (iv) the date of transmission if sent by electronic mail, except that notices or requests delivered to Lender via electronic mail shall not be effective until actually received and read by Lender. All notices, requests, demands and other communications shall be addressed and given to Lender and Borrower as set forth below:

If to Lender:

[      ]

If to Borrower:

C-Bond Systems, Inc.

6035 South Loop East

Houston, TX 77033

Attention: Scott R. Silverman

Email: ssilverman@cbondsystems.com

6.9. Deadlines. In the event that any deadline or date on which any action must be taken herein falls on a Saturday, Sunday or any other day on which banking institutions in the State of Texas are required or permitted to be closed (a “Business Day”), such deadline or date on which action must be taken is extended to the next Business Day.

6.10. Waivers. No failure by Lender to exercise, or delay by Lender in exercising, any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy. Lender may not waive any of its rights under this Note except by an instrument in writing signed by it.

6.11. Severability. If any term or provision of this Agreement shall be judicially determined to be invalid, illegal, unenforceable, then the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

6.12. Amendments. This Agreement may not be amended without the written approval of Lender and Borrower.

6.13. Counterparts. This Agreement and the other Loan Documents may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Executed copies of the signature pages of this Agreement and the other Loan Documents sent by facsimile or transmitted electronically in .pdf or any similar format shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

6.14. Headings. The section headings used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

6.15. No Third-Party Beneficiary. This Agreement does not and will not confer any rights or remedies upon any Person other than Lender and Borrower.

6.16. Successors and Assigns; Assignment. The Loan Documents shall be binding on and shall inure to the parties hereto and their respective successors and permitted assigns. Borrower may not assign, grant, pledge, sell, or otherwise transfer all or any part of its rights or obligations under the Loan Documents without the prior written consent of Lender, which may be withheld in Lender’s sole discretion.

6.17. No Usury. This Agreement and all other Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to Lender for the Loan exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Lender shall ever receive interest, or anything which might be deemed interest under applicable law, which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Loan, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Lender for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated, and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof. The terms and provisions of this paragraph shall control and supersede every other provision of this Agreement and the other Loan Documents.

6.18. Cumulative Rights and Remedies. All agreements, warranties, guaranties and other undertakings of Borrower under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until payment in full of all Obligations.

[Signature page follows]

Each of the parties has signed this Agreement as of the day and year first above written.

C-BOND SYSTEMS, INC., as Borrower

By:
	Name:	Scott R. Silverman
	Title:	Chief Executive Officer

, as Lender

Signature Page to
Loan and Security Agreement

Schedule 1

Intellectual Property Portfolio

[See attached]

Exhibit A

Form of Secured Promissory Note

[See attached]